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SPARTECH CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 14, 2007
OUTSTANDING SHARES AND VOTING PROCEDURES
PROPOSAL 1: ELECTION OF DIRECTORS
CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
BOARD OF DIRECTORS
COMMITTEES
CODE OF ETHICS
COMPENSATION OF DIRECTORS
DIRECTOR NOMINATIONS
COMMUNICATION WITH DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP
COMMON STOCK PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3: SHAREHOLDER PROPOSAL
PROPOSALS OF SHAREHOLDERS

SPARTECH CORPORATION
120 S. Central Avenue, Suite 1700
Clayton, Missouri 63105-1705
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 14, 2007
DEAR FELLOW SHAREHOLDER:
     I cordially invite you to attend the 2007 Annual Meeting of Shareholders of Spartech Corporation to be held at 10:00 a.m. on Wednesday, March 14, 2007, at the Saint Louis Club, 7701 Forsyth Blvd., 16th Floor, Clayton, Missouri 63105. At the Annual Meeting, shareholders will act on the following matters:
1.	Election of three Class B directors to serve three-year terms;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year;

3.	Consideration of a shareholder proposal, if properly presented at the meeting, urging the Board of Directors to take the necessary steps to eliminate the classification of directors and require that all directors stand for election annually; and

4.	Any other matters that may properly come before the meeting.
     The matters to be acted on at the Annual Meeting are described in detail in the accompanying Proxy Statement. Please read it carefully.
     The Board of Directors has fixed the close of business on January 15, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.
     Your vote is important. Whether or not you plan to attend the meeting, please ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.

Sincerely,

/s/ George A. Abd
George A. Abd
St. Louis, Missouri	President and
February 2, 2007	Chief Executive Officer

SPARTECH CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 14, 2007
To Our Shareholders:
     The enclosed proxy is solicited by Spartech Corporation on behalf of its Board of Directors for use at the Company’s 2007 Annual Meeting of Shareholders. All expenses for the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone. The Company has also engaged D. F. King & Co., Inc. as its agent to solicit proxies for the meeting, for a fee of $7,000 plus out of pocket expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company’s common stock.
     The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them FOR the Board of Directors’ nominees for director, FOR proposal 2 and AGAINST proposal 3 as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.
     This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about February 7, 2007. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution or revocation of a proxy will not in any way affect the shareholder’s right to attend the Annual Meeting and vote in person.
     A copy of Spartech’s Annual Report to Shareholders for the fiscal year ended October 28, 2006 accompanies this Proxy Statement.
OUTSTANDING SHARES AND VOTING PROCEDURES
     The outstanding voting securities of the Company on January 15, 2007 consisted of 31,942,987 shares of Common Stock, $0.75 par value per share, entitled to one vote per share. Only shareholders of record at the close of business on January 15, 2007 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.
     A majority of the outstanding shares of common stock must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.
     With respect to Proposal 1, the election of directors, a plurality of the votes cast in person or by proxy at the Annual Meeting is required, which means that the three nominees who receive the largest number of votes cast are elected as directors. Abstentions and broker non-votes will have no effect on the election.
     Proposal 2, to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions will be counted in the tabulations of the votes cast, and will therefore have the same effect as negative votes; however broker non-votes will not be counted for the purpose of determining whether the proposal has been approved.
     Since Proposal 3 is a request for further action by the Board of Directors and is not self-executing, no particular vote is required for it to be considered “approved;” however, the Board of Directors will consider the vote totals in determining whether to take any further action. Abstentions will be counted in the tabulations of the votes cast; however broker non-votes will not be counted.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Board of Directors currently consists of nine directors, divided into three classes. All directors hold office for a term of three years. The Class B directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2010, the Class C directors will continue in office until the Annual Meeting of Shareholders in 2008, and the Class A directors will continue in office until the Annual Meeting of Shareholders in 2009, and, in each case, until their successors are duly elected and qualified.
     The Board of Directors has nominated George A. Abd, Edward J. Dineen and Pamela F. Lenehan, present directors of the Company, to be reelected Class B directors of the Company.
The Board of Directors unanimously recommends that shareholders vote
FOR the Board of Directors’ slate of nominees (Item 1 on the Proxy Card).
     Listed below are the members of the Company’s Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

		Spartech
		Director
Name, Age	Principal Occupation and Other Directorships	Since

George A. Abd, 43	Mr. Abd became President and Chief Executive Officer and a Director of the Company on May 6, 2005. He was Executive Vice President – Color and Specialty Compounds and Engineered Products from March 2004 to May 2005, Executive Vice President – Color and Specialty Compounds from August 2000 to March 2004, and Vice President – Compounding from March 1998 to August 2000. He currently stands for reelection.	2005

Ralph B. Andy, 62	Mr. Andy has been the Chairman and Chief Executive Officer of Pennatronics Corp., a provider of contract electronic manufacturing services, since 2000. Prior to his association with Pennatronics, Mr. Andy was founder, Chairman and Chief Executive Officer of Polycom Huntsman, Inc. Mr. Andy also serves on the board of trustees of The Washington Hospital. His term as director expires at the 2008 annual meeting.	1998

Lloyd E. Campbell, 49	Mr. Campbell is the Managing Director and Head of the Global Private Placement Group at Rothschild, Inc. as well as a member of that firm’s Investment Banking Committee. Prior to joining Rothschild in June 2001, Mr. Campbell was a Managing Director and the Head of the Private Finance Group at Credit Suisse First Boston. Mr. Campbell also serves on the board of directors of The Guardian Life Insurance Company of America. His term as director expires at the 2008 annual meeting.	2002

Edward J. Dineen, 52	Mr. Dineen is Senior Vice President of Chemicals and Plastics for Lyondell Chemical Company, a global manufacturer of chemicals and polymers, having held a series of senior executive positions with Lyondell since 1998. Prior to joining Lyondell Chemical, he was with Arco Chemicals for over 20 years. The Board of Directors elected Mr. Dineen as a director in June 2006. He currently stands for reelection.	2006

Victoria M. Holt, 49	Ms. Holt is Senior Vice President, Glass and Fiber Glass, for PPG Industries, Inc., a global manufacturer of coatings, chemicals and glass products. Prior to joining PPG in January 2003, she was Vice President of Performance Films for Solutia, Inc. Ms. Holt began her career at Solutia’s predecessor, Monsanto Company, where she held various sales, marketing, and global general management positions. Her term as director expires at the 2009 annual meeting.	2005

		Spartech
		Director
Name, Age	Principal Occupation and Other Directorships	Since

Walter J. Klein, 60	Mr. Klein is a CPA and from 1992 until April 2002 was Vice President, Finance for Stepan Company, a specialty chemicals company listed on the New York Stock Exchange. He brings more than 20 years of industrial and financial expertise to the Board. His term as director expires at the 2009 annual meeting.	2003

Pamela F. Lenehan, 54	Ms. Lenehan has been President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm, since June 2002. From September 2001 until June 2002, she was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. She also serves on the board of directors of Avid Technology and The Center for Women & Enterprise, a non-profit organization. She currently stands for reelection.	2004

Jackson W. Robinson, 64	Mr. Robinson became Chairman of the Board on May 6, 2005. He is also the President and Chief Investment Officer of Winslow Management Company, LLC in Boston, having held that position since 1983. Mr. Robinson is also a director of Jupiter Global Green Investment Trust PLC and Jupiter European Opportunities Trust PLC, and a Trustee of Suffield Academy. His term as director expires at the 2008 annual meeting.	1993

Craig A. Wolfanger, 48	Mr. Wolfanger is President and Senior Managing Director of Raptor LLC, an investment banking firm. Prior to founding Raptor in March 2005, he was an investment banker with Kidder, Peabody & Co., Alex. Brown & Sons Incorporated and Parker/Hunter Incorporated. His term as director expires at the 2009 annual meeting.	2001
CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
     A former director of the Company, Richard Scherrer, whose term expired in March 2006, is the Managing Partner of Armstrong Teasdale LLP, which the Company retained as its principal outside law firm during fiscal 2006 and expects to retain through fiscal 2007.
BOARD OF DIRECTORS
     The listing standards of the New York Stock Exchange include a set of Corporate Governance Standards applicable to NYSE listed companies. Among other things, the NYSE Corporate Governance Standards require a majority of the Board and all members of the Audit, Compensation and Governance Committees to be “independent” as defined by the NYSE. Pursuant to the NYSE Corporate Governance Standards, the Board has adopted a set of Corporate Governance Guidelines setting forth certain internal governance policies and rules as well as a Director Independence Policy implementing the NYSE director independence requirements. The Corporate Governance Guidelines and Director Independence Policy are set forth in the Investor Relations/Corporate Governance section of the Company’s website at www.spartech.com, and a printed copy will be provided to any shareholder on request.
     The Board has determined that all of the Company’s directors other than Mr. Abd meet all applicable independence standards and therefore qualify as “independent” directors.

     Pursuant to the NYSE Corporate Governance Standards, the Board holds regularly scheduled executive sessions without management, and at least annually schedules an executive session with only independent directors. Mr. Robinson, as Chairman of the Board, presides over these meetings.
     The Board of Directors met six times during fiscal 2006, including one meeting of only the independent directors. Every incumbent director attended at least 75% of the aggregate number of formal meetings of the Board and the committees on which the director served which were held while he or she was a director. Because the Company schedules its spring meeting of the Board of Directors in conjunction with the Annual Meeting of Shareholders, the Company’s directors are expected to and normally do attend each Annual Meeting. The 2006 Annual Meeting was attended by all of the directors then serving.
COMMITTEES
     The Board of Directors has three standing committees, Audit, Compensation and Governance. The Board has determined that all members of each of these committees are “independent” under the NYSE Corporate Governance Standards and the Company’s Director Independence Policy.
     Each of these committees has a written Charter setting forth its duties, responsibilities and authority as assigned by the full Board. Each Charter is posted in the Investor Relations/Corporate Governance section of the Company’s website, www.spartech.com, and a printed copy will be provided to any shareholder on request.
Audit Committee
     The Audit Committee consists of Mr. Campbell, Mr. Klein (Chair), Ms. Lenehan and Mr. Wolfanger. It met 14 times during fiscal 2006. The Audit Committee’s principal responsibilities are to appoint the independent registered public accounting firm to audit the Company’s financial statements and perform other services related to the audit, to review the scope and results of the audit with the independent registered public accounting firm, to review with management and the independent registered public accounting firm the Company’s interim and year-end operating results, to oversee the external reporting by the Company, to consider the adequacy of the internal accounting and auditing procedures of the Company, to evaluate the objectivity of the internal auditors and the independence of the independent registered public accounting firm, and to approve and review any non-audit services to be performed by the independent registered public accounting firm. The Board has determined that the Audit Committee’s Chair, Mr. Klein, qualifies as an “audit committee financial expert” under the NYSE Corporate Governance Standards.
Compensation Committee
     The Compensation Committee consists of Mr. Andy (Chair), Mr. Dineen, Ms. Holt and Ms. Lenehan. It met five times during fiscal 2006. The Compensation Committee’s principal responsibilities are to establish, and at least annually review, the compensation package for the Chief Executive Officer, to review and approve the compensation packages for all other executive officers, to review the financial terms of any other employment arrangement providing for base salary and target bonus of more than $250,000 per year, and to approve the annual awards under the Company’s 2004 Equity Compensation Plan and Long-Term Equity Incentive Plan.
Governance Committee
     The Governance Committee consists of Mr. Campbell (Chair), Mr. Dineen, Ms. Holt and Mr. Wolfanger. It met five times during fiscal 2006. The Governance Committee’s principal responsibilities are to ensure that the Company is governed in an appropriate manner, to ensure that the membership of the Board continues to have a high degree of quality and independence by performing the functions generally carried on by a nominating committee, to review and make recommendations to the Board as to the appropriate amount and form of compensation for non-employee directors, and to ensure that any future change of control of the Company would occur, if at all, only on terms fair to the Company’s shareholders.
CODE OF ETHICS
     The Company has adopted a Code of Ethics for its Chief Executive Officer and Senior Financial Officers. It has posted the Code of Ethics on its website and intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on its website. The Company also has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes are posted in the Investor Relations/Corporate Governance section of the Company’s website, www.spartech.com, and a printed copy will be provided to any shareholder on request.
COMPENSATION OF DIRECTORS
     Cash Compensation. For 2006, the Company paid each non-management director a base annual fee of $40,000, plus $1,200 for each Board and Committee meeting attended. Mr. Robinson received an additional $100,000 annual fee as Chairman of the Board, and the Chairs of the Audit, Compensation and Governance committees received additional fees of $15,000, $10,000 and $10,000 respectively.
     However, because the types and amount of director’s compensation had remained fixed since 2004, in 2006 the Governance Committee undertook a review of the directors’ compensation package, resulting in several changes effective January 1, 2007. First, in light of the directors’ belief that attendance at meetings is expected as part of Board and Committee service and should not be separately compensated, per-meeting fees were eliminated. Second, based on a comparison of the Company’s directors fees to the level of compensation paid to directors at other similarly-sized public companies as well as general increases in Board compensation since 2004, the Board approved an increase in the base annual fee for Board service to $65,000 with additional base annual fees of $10,000, $7,500 and $7,500 for the members (including the Chairs) of the Audit, Compensation and Governance committees, respectively. However, to partially offset the increases in the base annual fees, the Chairman’s additional annual fee was reduced to $75,000, and the additional annual fees for the Chairs of the Audit, Compensation and Governance committees were reduced to $10,000, $7,500 and $2,500 respectively.
     Equity Compensation. The director compensation package adopted in 2004 called for annual awards to each non-management director of restricted stock units having a value of $30,000 ($60,000 for Mr. Robinson as Chairman of the Board) based on the market value of the Company’s common stock on the date of grant. These restricted stock units were non-forfeitable but were non-transferable and non-redeemable until one year after the end of the director’s service on the Board, when they would be automatically exchanged for shares of the Company’s common stock. The holders of these restricted stock units would also receive additional units having a value equal to the dividends payable on an equal number of shares of common stock. In December 2005 the Board awarded 1,416 restricted stock units to each non-management director, and Mr. Robinson received an additional 1,416 restricted stock units as Chairman of the Board.
     However, no restricted stock units were awarded to directors in December 2006. Instead, under the new director compensation package adopted by the Board, each non-management director receives an annual award of shares of restricted stock having a value of $50,000 ($60,000 for Mr. Robinson as Chairman of the Board) based on the market value of the Company’s common stock on the date of grant. Restricted stock is common stock awarded subject to certain restrictions against transfer specified in the award agreement.
     In December 2006, the Board approved the annual awards of restricted stock for 2006 under the new compensation package, consisting of 1,907 shares of restricted stock awarded to each non-management director other than Mr. Robinson, and 2,288 shares of restricted stock awarded to Mr. Robinson as Chairman of the Board, to be issued effective January 2, 2007. Under the award terms, these shares may not be sold by the directors until six months after the grant date, or until the director has achieved the minimum ownership of common stock required by the new Director Stock Ownership Policy described below, whichever occurs later.
     Director Stock Ownership Policy. Simultaneously with the above changes, the Board adopted a new Director Stock Ownership Policy. This Policy requires each non-management director to acquire and hold, within four years after the director is first elected to the Board (or four years after adoption of the Policy, for current directors), shares of Company common stock having an aggregate public market value of at least three times the director’s annual cash retainer for Board service. Under the current director compensation package, each director other than Mr. Robinson would be required to hold and retain at least $195,000 of Company common stock, and Mr. Robinson as Chairman of the Board would be required to hold and retain at least $420,000 of Company common stock.
DIRECTOR NOMINATIONS
     The Governance Committee of the Board of Directors is responsible under its Charter for identifying and selecting qualified candidates for election to the Board prior to each annual meeting of the shareholders as well as to fill any vacancies on the Board. In addition, shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Chairman of the Board of the Company at the address set out under “Communication With Directors” below. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 1, 2007 for consideration by the Governance Committee for the 2008 Annual Meeting.
     Although the Governance Committee is willing to consider candidates recommended by shareholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Committee believes that a formal policy is not necessary or appropriate both because of the small size of the Board and because the Company has historically afforded representation on its Board to major, long-term shareholders on a case by case basis. For the past several years, the Company has not received any recommendations by shareholders for nominations to the Board.
     The Director Independence Policy requires that a person elected to the Board must qualify as an independent director if there are two or more non-independent directors already serving on the Board. The Governance Committee does not have any other specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Committee. In identifying and evaluating nominees for director, the Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors which the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a shareholder, another director, management or otherwise.
COMMUNICATION WITH DIRECTORS
     The Company has established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by mail at: Spartech Board of Directors, Attention: Jackson W. Robinson, Chairman of the Board, c/o Winslow Management Company, 99 High Street, 12th Floor, Boston, MA 02110. All communications made by this means will be received directly by the Chairman of the Board.
     With the unanimous approval of its independent directors, the Company has arranged for a third-party company, The Network, to provide an Ethics Hotline for employees, security holders and other interested parties to communicate concerns involving internal controls, accounting or auditing matters directly to the Audit Committee. The Company’s Ethics Hotline phone number is 800-886-2144 (U.S. and Canada) or 770-

582-5285 (International). The Ethics Hotline can also be used to communicate other concerns to the Company’s management. Concerns can be reported anonymously, if the caller chooses.
COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Committee Composition and Responsibilities
     The Compensation Committee of the Board of Directors currently consists of four directors, all of whom are independent as defined by the Securities and Exchange Commission and the New York Stock Exchange. Pursuant to its Charter, the Compensation Committee is solely responsible for establishing the compensation of the Company’s Chief Executive Officer and for determining the various components of the Chief Executive Officer’s compensation. It is also responsible for reviewing and approving the compensation of the other executive officers and for reviewing the financial terms of any other compensation arrangements that involve annual base salary and target bonus of $250,000 or more.
     The Committee also establishes goals for incentive compensation and determines whether those goals have been achieved, makes recommendations to the Board as to long-term compensation plans, oversees and administers the Company’s Deferred Compensation Plan for senior executives, and approves the annual equity awards to employees.
General Compensation Philosophy
     The Committee’s objective is to establish total compensation levels that will permit the Company to attract and retain highly qualified executives and senior management. The Committee first establishes base salaries, then approves target annual cash bonuses and target long-term equity compensation based on those base salaries, in each case with a heavy emphasis on performance-based compensation where the actual amounts paid are based on performance goals approved by the Committee.
     The Committee believes that both short-term and long-term compensation are important elements of the Company’s management compensation program. The Committee also believes that equity awards are a critical part of the total executive compensation package, by aligning management’s interests more closely with those of the Company’s shareholders and by providing tangible incentives to management for increasing shareholder value.
Factors Considered
     The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer and each other employee for whom it is responsible, based on individual performance evaluations and responsibilities, operating results of the Company and its operating units, and current economic conditions. For employees other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer’s recommendations.
     In establishing the compensation for the Chief Executive Officer, the Committee consults independent published surveys as well as studies by compensation and benefit consulting firms. The Committee has retained various compensation and benefit consulting firms from time to time to advise it. In April 2006 the Committee approved management’s retention of Longnecker & Associates, nationally recognized compensation consultants, to develop a new long-term incentive compensation program for the Company’s Chief Executive Officer and other senior executives, which the Committee has implemented as discussed below.
Elements of Executive Compensation
Cash Compensation
     Base Salary. The cash compensation of the Company’s senior management consists of base salary and an annual performance-based bonus determined and paid under the Executive Bonus Plan. The Committee attempts to set base salaries for executives and senior management at approximately the 50th percentile compared to companies in the Company’s peer group as well as survey data for other manufacturing companies, adjusted to reflect each employee’s overall responsibilities, professional qualifications and business experience, and the resultant combined value of the employee to the Company’s long-term performance.
     Performance-Based Bonus. Pursuant to the Company’s Executive Bonus Plan, the Committee approves a target annual cash bonus for each executive equal to a specified percentage of the executive’s base salary, but with the actual amount paid based on performance goals approved by the Committee. The target percentages are generally higher for higher levels of management. The targets and performance criteria for executives other than the Chief Executive Officer are determined annually by the Chief Executive Officer and approved by the Committee.
     For each annual performance period, the payout is based on the degree to which the Company meets the approved performance goals. For fiscal 2006 the bonus payout was based 60% on operating earnings growth, 20% on sales volume, and 20% on working capital reductions; the final bonus payouts for 2006 were 104% of the target bonuses. For fiscal 2007 the bonus payout will be based 60% on operating earnings growth, 20% on conversion cost reductions, and 20% on working capital reductions.
     For both 2006 and 2007, the bonuses of the executive officers were and are to be determined exclusively under the Executive Bonus Plan, with two exceptions. First, in addition to the bonus payable to Mr. Abd under the Executive Bonus Plan, one-fifth of Mr. Abd’s annual target bonus for 2006 was based on strategic factors determined by the Committee in its discretion, and was paid in full for 2006. The Committee has also determined to base one-fifth of Mr. Abd’s target bonus for 2007 on strategic factors determined by the Committee. Second, Mr. Martin will be eligible for an additional, discretionary bonus for 2007 based on strategic factors. Although these bonuses do not qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the Committee believe that they will still be fully deductible for tax purposes because of their limited size.
Long-Term Compensation
     Historically, stock options were the only form of long-term compensation offered by the Company. However, beginning in fiscal 2006 when changes in accounting rules required the Company to begin recording an expense for the value of stock options, and consistent with a general trend away from stock option grants as the exclusive type of long-term compensation, the Company decided to consider granting other types of equity-based awards which could provide similar incentives to employees while reducing the cost to the Company.
     In December 2006, the Committee adopted a new Long Term Incentive Program and made the first annual grants of the three types of equity-based awards described below. The LTI Program provides for the Committee to annually determine in advance the participants in the Program, the target amounts of the awards for each participant, how the total amount of a participant’s awards are to be distributed among one or more of the three types of awards, the terms of each award, and specific performance goals for any performance-based awards. All eleven corporate officers are participants in the LTI Program.
     The Committee approves the aggregate amount of each participant’s target annual awards under the LTI Program. Based on peer group comparisons, the Committee determined that for some of its officers, even though their short term compensation (salary and bonus) was competitive with their counterparts in the Company’s peer group their long-term compensation as a percentage of base salary was below market. The Committee therefore is endeavoring, over time, to raise the percentages closer to those in the peer group in the belief that paying long term compensation which is competitive with its peer group will enhance the Company’s ability to retain and motivate its officers as well as attract new executive personnel as needed.
     All of the awards approved by the Committee under the LTI Program are tied in some way to the price of the Company’s common stock. This reflects the Committee’s intention to align the interests of the Company’s executives with those of its shareholders and drive increases in the long-term value of the Company’s common stock by making a substantial portion of executives’ total compensation over time directly dependent on performance tied to shareholder value.

     The awards also provide that, subject to certain exceptions, if the holder terminates his or her employment before the award vests or becomes payable, the holder forfeits the award, thereby providing a financial incentive for the executive to remain with the Company.
     The Committee determines the types of awards granted each year as well as the specific terms of the various awards, subject to the limitations of the Company’s 2004 Equity Compensation Plan. In 2006, the Committee granted the following types of awards under the LTI Program:
•	Stock-Settled Stock Appreciation Rights, or SSARs. An SSAR is economically equivalent to a stock option for the same number of shares, but it requires no cash to exercise and results in fewer shares issued by the Company. It gives the holder the right, upon exercise of the SSAR, to receive the net appreciation in value of a specified number of shares of Company common stock over a base price.

The SSARs become exercisable over a four-year period after the date of grant and thereafter remain exercisable for the remainder of their ten-year term. Once vested, the award may be exercised at the holder’s discretion, and upon exercise the value of the award is payable to the holder in shares of Company common stock.

Like a stock option, if the stock price does not appreciate during the award term, the award has no value. Its principal purpose is therefore to reward stock price increases during the term of the award.

The 2004 Equity Compensation Plan requires that the base or exercise price of any SSAR or stock option must be at least equal to the fair market value of the underlying shares on the grant date. It is the Company’s policy that for this purpose fair market value means the closing price of the Company’s common stock on the New York Stock Exchange on the grant date.

For 2006, the Committee awarded approximately 40% of target compensation under the LTI Program for participants in the form of SSARs; the amounts and percentages varied for different participants. For purposes of the awards, the unit value of the SSARs was calculated under the Black-Scholes method (which is the same method used by management to calculate the Company’s expense for financial accounting purposes).

•	Restricted Stock. A restricted stock award consists of actual shares of Company common stock issued to the holder subject to conditions which prohibit sale or transfer of the stock during a prescribed vesting period, in this case four years after the date of grant. During the restricted period, the holder has the right to vote and receive dividends on the shares.

The Committee views the primary purpose of restricted stock as employee retention. It believes that granting actual stock subject to a risk of forfeiture promotes retention to a greater degree than does the grant of a conditional right to receive stock in the future (such as an SSAR or performance share award), and that restricted stock is therefore a useful complement to SSAR’s and other awards.

For 2006, the Committee awarded approximately 30% of target compensation under the LTI Program for participants in the form of restricted stock; the amounts and percentages varied for different participants. For purposes of the awards, the unit value of the restricted stock was the market price of the stock on the award date (which is equal to the Company’s expense for financial accounting purposes).

•	Performance Shares. Performance shares are units convertible into shares of Company common stock at a specified conversion ratio, subject to the Company’s achievement of specified performance goals during a specified performance period. The conversion ratio is variable, and will increase or decrease to the extent the Company’s performance exceeds or falls short of the designated goals. The primary purpose of performance shares is to motivate the holders to take actions and make decisions which will cause the performance goals to be not only met but exceeded.

For the performance share awards approved in 2006, the performance goals are based on the Company’s total shareholder return (stock price increase plus dividends) over the Company’s 2007, 2008 and 2009 fiscal years compared to the companies in a performance group of 20 other public companies in the plastics or related industries. The payout ratios range from 0.5 shares per unit if the Company’s total shareholder return exceeds that of at least 30% of the companies in the performance group to 2.0 shares per unit if the Company’s total shareholder return exceeds that of 100% of the companies in the performance group. The target payout of 1.0 share per unit requires the Company’s total shareholder return to exceed that of at least 50% of the companies in the performance group. If the Company’s total shareholder return does not exceed that of at least 30% of the companies in the performance group, the payout is zero.

For 2006, the Committee awarded approximately 30% of target compensation under the LTI Program for participants in the form of performance shares; the amounts and percentages varied for different participants. The Company engaged Deloitte & Touche as its independent valuation consultants to determine the unit value of the performance share awards (which will be the Company’s expense for financial accounting purposes).
Deferred Compensation
     The Company also maintains a nonqualified Deferred Compensation Plan for senior management who are selected to participate in the Plan by the Board or the Chief Executive Officer. Under this Plan, each February the Company contributes cash to each participant’s account equal to 10% of the participant’s annual cash compensation from the Company (with certain adjustments) for the preceding calendar year, subject to a maximum annual contribution of $30,000 per participant. The participant’s account balance vests over a ten-year period; in addition, after the first five years, future contributions by the Company vest over a four-year period. Contributions are invested on behalf of the participant in one or more mutual funds chosen by the participant, and upon termination of the participant’s employment, other than for cause, the participant is entitled to receive the vested balance in his or her account. Although the American Jobs Creation Act of 2004, enacted by Congress in late 2004, imposes strict requirements on deferred compensation arrangements, the Committee believes that the Plan is in compliance with the Act.
401(k) Plan
     The Company also offers a voluntary 401(k) plan for all eligible employees, including management, pursuant to which the Company matches 50% of participants’ contributions up to a maximum of 6% of their compensation. The Company has no defined benefit or defined contribution pension plan for management.
Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the Company’s tax deduction to a “Compensation Cap” of $1 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four other most highly compensated executives named in the annual Proxy Statement. However, the Code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals provided that certain requirements are met including shareholder approval.
     The Committee has structured the Executive Bonus Plan so that bonuses awarded under it would qualify for this exclusion from the Compensation Cap. In addition, the Committee has structured the LTI Program and the SSAR and Performance Share awards so that those types of awards would also qualify for the exclusion from the Compensation Cap.

/s/ Ralph B. Andy	/s/ Edward J. Dineen	/s/ Victoria M. Holt	/s/ Pamela F. Lenehan
Ralph B. Andy	Edward J. Dineen	Victoria M. Holt	Pamela F. Lenehan
Chair

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table summarizes compensation earned by the Company’s Chief Executive Officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for fiscal 2006.

					Long-Term
	Annual Compensation				Compensation
Name and	Fiscal			Other Annual	Options	All Other (2)
Principal Position	Year	Salary	Bonus	Compensation (1)	Granted	Compensation
George A. Abd (3)	2006	$615,500	$495,805	$30,000	100,000	$11,645
President and Chief Executive	2005	$427,115	$350,000	$74,394	136,000	$11,145
Officer	2004	$301,385	$240,000	$30,000	28,000	$7,096

Randy C. Martin	2006	$331,619	$206,150	$30,000	30,000	$7,500
Executive Vice President,	2005	$309,692	$160,000	$—	36,000	$7,371
Corporate Development and	2004	$304,334	$175,000	$30,000	30,000	$6,191
Chief Financial Officer

Steven J. Ploeger (4)	2006	$319,775	$193,656	$30,000	30,000	$7,165
Executive Vice President,	2005	$295,673	$145,000	$51,534	36,000	$5,596
Custom Sheet and Engineered	2004	$249,279	$150,000	$30,000	9,000	$5,374
Products

Jeffrey D. Fisher	2006	$263,242	$110,363	$30,000	15,000	$8,685
Senior Vice President and	2005	$232,788	$100,000	$—	18,000	$6,733
General Counsel	2004	$223,005	$95,000	$28,926	15,000	$5,066

Darrell W. Betz (5)	2006	$220,838	$84,959	$21,961	10,000	$8,093
Senior Vice President of	2005	$101,250	$60,000	$85,400	—	$—
Human Resources	2004	$—	$—	$—	—	$—

(1)	The amounts disclosed in this column consist of Company contributions to non-qualified deferred compensation arrangements on behalf of the named individuals, plus relocation assistance and income tax gross-up for 2005 amounting to $74,394 for Mr. Abd, $51,534 for Mr. Ploeger and $85,400 for Mr. Betz. The Company did not make any contributions to non-qualified deferred compensation arrangements for 2005 because the plan was amended in December 2005 to change the annual funding date from December of each calendar year to the following February.

(2)	The amounts disclosed in this column consist of amounts contributed by the Company to the Spartech Corporation 401(k) Savings & Investment Plan for the benefit of the named individuals, plus premiums paid by the Company for term life insurance for the benefit of Mr. Abd in the amount of $4,145 in each year and premiums paid by the Company for term life insurance for the benefit of Mr. Martin in the amounts of $371 in 2006 and $289 in 2005.

(3)	Mr. Abd became President and Chief Executive Officer on May 6, 2005.

(4)	Mr. Ploeger was given responsibility over Engineered Products effective May 6, 2005.

(5)	Mr. Betz was employed by the Company in March 2005 and was elected as an executive officer in June 2005.
     The Company provides a leased automobile or an automobile allowance to certain senior management and sales personnel, with the value of any personal use treated as additional compensation to them.

Option Grants
     The following table summarizes option grants made during fiscal 2006 to the executive officers named in the Summary Compensation Table.

	Individual Grants
	Number of		% of Total			Potential Realizable Value
	Securities		Options			at Assumed Annual Rates
	Underlying		Granted to			of Stock Price Appreciation
	Options		Employees	Exercise	Expiration	For Option Term (1)
Name	Granted		in Fiscal Year	Price	Date	5%	10%
George A. Abd	100,000	(2)	27.2%	$21.19	12/18/15	$1,332,628	$3,377,140

Randy C. Martin	30,000	(2)	8.2%	$21.19	12/18/15	$399,788	$1,013,142

Steven J. Ploeger	30,000	(2)	8.2%	$21.19	12/18/15	$399,788	$1,013,142

Jeffrey D. Fisher	15,000	(2)	4.1%	$21.19	12/18/15	$199,894	$506,571

Darrell W. Betz	10,000	(2)	2.7%	$21.19	12/18/15	$133,263	$337,714

(1)	The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company’s stock price.

(2)	All options were granted at market value and vest in four equal annual installments beginning December 19, 2006.
Option Exercises and Outstanding Options
     The following table summarizes all options exercised in fiscal 2006 and unexercised options at the end of fiscal 2006 for the executive officers named in the Summary Compensation Table.

			Number of Securities			Value of Unexercised “In-the-
	Shares		Underlying Unexercised			Money” Options at Fiscal Year
	Acquired on	Value	Options at Fiscal Year End			End (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable		Exercisable	Unexercisable
George A. Abd	3,750	$20,775	127,437	223,500	(3)	$842,772	$1,501,715

Randy C. Martin	—	—	109,250	79,500	(3)	$881,570	$346,545

Steven J. Ploeger	—	—	53,475	63,375	(3)	$438,347	$242,336

Jeffrey D. Fisher	1,277	$16,129	54,673	39,750	(3)	$381,918	$173,273

Darrell W. Betz	—	—	—	10,000	(3)	$—	$58,400

(1)	The values represent the difference between the exercise price of the options and the price of the Company’s common stock on the date of exercise.

(2)	The values represent the difference between the exercise price of the options and the price of the Company’s common stock at fiscal year end.

(3)	These represent the unvested portion of options granted during fiscal 2003, 2004, 2005 and 2006 which vest in four equal annual installments beginning one year after date of grant.
Severance Agreements
     The Company has no employment contracts with any of its executive officers. In March 2006, the Company entered into Severance and Noncompetition Agreements with all of its executive officers. Michael Marcum, Senior Vice President Color and Specialty Compounds, joined the Company after March 2006 and has not yet executed such an agreement.

     Each Severance and Noncompetition Agreement provides that although the Company may terminate the officer’s employment at any time, if the termination is without Cause (as defined in the Agreements) or if the employee terminates his or her employment for Good Cause (as defined in the Agreements) the employee will be entitled to severance payments from the Company. The total amount of the severance payments is equivalent to twelve months’ salary and bonus, or twenty-four months’ salary and bonus in the case of the Chief Executive Officer. The Agreements with the Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents also provide for an additional six months of severance payments if the termination occurs within 24 months after a Change in Control, as defined in the Agreements. Other than normal payments pursuant to its employee benefit plans, the Company has no other obligation to make post-termination payments to any of its executive officers.
     The Agreements also provide that the employee will not compete with the Company for a period of twelve months after his or her employment terminates for any reason, and that the employee will maintain the confidentiality of Company information indefinitely.
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information as of October 28, 2006 regarding the Company’s 1991 Incentive Stock Option Plan, 1991 Restricted Stock Option Plan, 2001 Stock Option Plan and 2004 Equity Compensation Plan:

	(a)	(b)	(c)
Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under compensation plans
	outstanding options, warrants	price of outstanding options,	(excluding securities reflected
Plan Category	and rights	warrants and rights	in column (a))
Equity compensation plans approved by security holders	2,316,000	$21.43	(1)
Equity compensation plans not approved by security holders	None	None	None
Total	2,316,000	$21.43

(1)	The maximum amount of common stock for which options or other awards may be granted under the Company’s 2004 Equity Compensation Plan is 3,000,000 shares. The Plan prohibits the Company from repricing any options granted under the Plan. No options or other awards may be granted under the Plan after December 31, 2010. No further options or other awards may be granted under any other plans of the Company. In the event of any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the common stock generally, the number and kind of shares available for issuance under the Company’s stock option plans and any outstanding awards will be appropriately and automatically adjusted.

AUDIT COMMITTEE REPORT
     The Company’s management has the primary responsibility for its financial reporting process, including its systems of internal controls, for the financial statements resulting from that process, and for the public reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, the independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
     Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the New York Stock Exchange listing rules and Spartech’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that the Audit Committee’s Chair, Walter J. Klein, is an “audit committee financial expert” as defined by SEC rules.
     The Audit Committee retains the independent registered public accounting firm and oversees the Company’s financial reporting process and the audit on behalf of the Board of Directors.
     In fulfilling our oversight responsibilities for 2006, the Audit Committee:
•	Retained Ernst & Young LLP to perform the fiscal 2006 audit.

•	Reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended October 28, 2006 as well as the quarterly unaudited financial statements.

•	Reviewed and discussed with management the quality and the acceptability of the Company’s financial reporting, internal controls and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

•	Discussed with Ernst & Young LLP and the Company’s internal auditors the overall scope and plans for their respective audits as well as the results of their examinations and their evaluations of the Company’s internal controls.

•	Reviewed with Ernst & Young LLP their judgments as to the quality and the acceptability of the Company’s financial reporting.

•	Met with Ernst & Young LLP and the Company’s internal auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal accounting controls.

•	Reviewed significant audit findings by Ernst & Young LLP and by the Company’s internal auditors, together with management’s responses.

•	Received from Ernst & Young LLP, the written disclosures and letter required by Standard No. 1 of the Independence Standards Board, and discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the impact of permitted non-audit-related services approved by the Committee to be performed by Ernst & Young LLP. The committee also concluded that Ernst & Young LLP’s provision of audit and non-audit services to Spartech and its affiliates is compatible with Ernst & Young’s independence.

•	Discussed with Ernst & Young LLP and management such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 and other auditing standards generally accepted in the United States, the corporate governance standards of the New York Stock Exchange, and the Audit Committee’s Charter.
     Based on the above reviews and discussions, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 28, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

/s/ Walter J. Klein	/s/ Lloyd E. Campbell	/s/ Pamela F. Lenehan	/s/ Craig A. Wolfanger
Walter J. Klein	Lloyd E. Campbell	Pamela F. Lenehan	Craig A. Wolfanger
Chair
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During fiscal 2005 and 2006, the Company’s independent registered public accounting firm, Ernst & Young LLP, provided services in the following categories for the following fees:

	2005	2006
Audit Fees	$1,138,925	$1,162,521
Audit-Related Fees	$17,296	$25,760
Tax Fees	$—	$25,000
All Other Fees	$—	$—
     Audit Fees primarily related to work performed in connection with the audit of the Company’s annual financial statements, the effectiveness of the Company’s internal control over financial reporting and reviews of Securities and Exchange Commission Forms 10-Q and 10-K. Audit-Related Fees related only to work performed in connection with the audit of employee benefit plans. Tax Fees related to work performed in connection with tax planning services.
     The Audit Committee approved in advance all services provided by Ernst & Young, LLP. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter, which is posted in the Investor Relations/Corporate Governance section of the Company’s website, www.spartech.com.
SECURITY OWNERSHIP
     The table set forth below identifies the aggregate shares of common stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 2006 to be the beneficial owner of more than 5% of the 31,909,100 shares of common stock outstanding as of that date.

	Number of		Percentage of
	Common Shares		Common Shares
	Beneficially Owned (1)		Beneficially Owned
Directors and Executive Officers:

George A. Abd	221,903	(2)	*
Ralph B. Andy	175,261	(3)	*
Randy C. Martin	167,427	(2)	*
Steven J. Ploeger	98,471	(2)	*
Jeffrey D. Fisher	78,861	(2)	*
Jackson W. Robinson	60,000	(2)	*
Craig A. Wolfanger	36,700	(2)	*
Lloyd E. Campbell	27,190	(2)	*
Phillip M. Karig	24,210	(2)	*
Walter J. Klein	20,500	(2)	*
Pamela F. Lenehan	20,000		*

	Number of		Percentage of
	Common Shares		Common Shares
	Beneficially Owned (1)		Beneficially Owned
Michael G. Marcely	18,523	(2)	*
Darrell W. Betz	4,420	(2)	*
Victoria M. Holt	2,000		*
Michael L. Marcum	1,360		*
Edward J. Dineen	0		*

All Directors and Executive Officers as a Group (16 persons)	956,826	(2)	2.9%

Other Beneficial Owners in Excess of 5% of the Common Shares Outstanding:

Columbia Wanger Asset Management, L.P.	2,945,000	(4)	9.2%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Dimensional Fund Advisors, Inc.	1,997,552	(5)	6.3%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Notes To Security Ownership Table:

*	Less than 1%.

(1)	Includes shares issuable upon exercise of currently exercisable options as noted for the respective owners.

(2)	Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Abd, 175,937; Mr. Martin, 140,750; Mr. Ploeger, 74,100; Mr. Fisher, 70,423; Mr. Robinson, 35,000; Mr. Wolfanger, 30,000; Mr. Campbell, 15,000; Mr. Karig, 20,750; Mr. Klein, 15,000; Mr. Marcely, 11,875; Mr. Betz, 2,500 and all directors and executive officers as a group, 616,335.

(3)	Includes 25,000 shares issuable upon exercise of currently exercisable options, and 150,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(4)	Based on information presented as of December 31, 2005 in Columbia Wanger Asset Management, L.P.’s (“WAM”) latest available Schedule 13G, WAM beneficially owned 2,945,000 shares of common stock. WAM has shared voting and investment power with WAM Acquisition GP, Inc. the general partner of WAM.

(5)	Based on information presented as of December 31, 2005 in Dimensional Fund Advisors, Inc.’s (“Dimensional”) latest available Schedule 13G, Dimensional beneficially owned 1,997,552 shares of common stock. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the funds it represents, and may be deemed to be the beneficial owner of the shares held by these funds.

COMMON STOCK PERFORMANCE GRAPH
     The following graph compares cumulative total Company shareholder return for the last five fiscal years with overall market performance, as measured by the cumulative return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.
GRAPH

SPARTECH CORPORATION
S&P 500
S&P Specialty Chemicals Index
DOLLARS
200
150
100
50
0
11/3/01
11/2/02
11/1/03
10/30/04
10/29/05
10/28/06
FISCAL YEAR END

	11/3/01	11/2/02	11/1/03	10/30/04	10/29/05	10/28/06	CAGR*
SPARTECH STOCK PRICE	$21.05	$18.79	$23.18	$25.20	$18.64	$27.03	7.2%
Assumed $100 Investment:
SPARTECH CORPORATION	$100	$91	$114	$126	$95	$142	7.2%
S&P 500	$100	$83	$97	$104	$110	$127	4.8%
S&P Specialty Chemicals Index	$100	$115	$126	$141	$145	$183	12.8%

*	Compound annual growth rate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.
     To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them on a timely basis during our 2006 fiscal year, except Mr. Campbell who filed a Form 4 on January 4, 2006 that included the late reporting of two open market purchases on December 29, 2005.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007. The Audit Committee proposes that the shareholders ratify the selection at this Annual Meeting. Ernst & Young LLP has served as the Company’s independent auditors since fiscal 2002. The Company has had no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the selection, the Committee will reconsider its selection.
     Ernst & Young LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors unanimously recommends a vote
FOR this proposal (Item 2 on the Proxy Card).
PROPOSAL 3: SHAREHOLDER PROPOSAL
     Mr. Robert M. Becker, 1 Kenquit Road, Warren, New Jersey 07059 has notified us that he intends to submit the following proposal at our 2007 annual meeting. Mr. Becker is the beneficial owner of 100 shares of common stock. The proposed resolution, as furnished to us by Mr. Becker, is as follows:
“RESOLVED, that the stockholders of Spartech Corporation (Spartech) urge the board of directors to take the necessary steps (excluding those steps that must be taken by stockholders) to eliminate the classification of Spartech’s board and to require that all directors stand for election annually. The board declassification should be completed in a manner that does not affect the unexpired terms of directors.”
Mr. Becker’s statement supporting his proposal is as follows:

     “We believe the election of directors is the most powerful way stockholders influence the strategic direction of Spartech. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, stockholders may only vote on roughly one third of the directors each year.
     “In our opinion, the classified structure of the board is not in stockholders’ best interest because it reduces accountability to stockholders. Annual election of directors gives stockholders the power to completely replace their board, or replace a majority of directors, if a situation arises warranting such drastic action. We do not believe destaggering the board will destabilize Spartech or affect the continuity of director service. Our directors, as well as the directors of the majority of other public companies, are routinely elected with over 90% stockholder approval.
     “A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.
     “A 2002 study by Professor Bebchuk and two colleagues provides evidence that classified boards harm stockholders. The study, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” – a classified board plus provisions that disable stockholders from changing control of the board in a single election despite the classification – doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium. The study estimated that effective staggered boards like the one Spartech has cost target stockholders $8.3 billion during that period.
     “The classification of Spartech’s board is effected in its Certificate of Incorporation. Stockholders cannot unilaterally amend the Certificate; rather, the board must recommend such an amendment and seek stockholder approval for it. Accordingly, we urge Spartech’s board to approve amendments to the Certificate necessary to declassify the board and submit those changes for stockholder approval, with the board’s recommendation in favor of the amendments, at the 2007 annual meeting of stockholders.
     “A growing number of stockholders appear to agree with our concerns. Last year stockholder proposals seeking board declassification at 42 companies were supported by an average of 61 percent of shares voted. At the same time, management submitted 49 declassification proposals to stockholder vote in 2005 (source: Institutional Shareholder Services).
     “We urge stockholders to vote for this proposal.”
Board of Directors Statement in Opposition to Proposal 3
     The Board of Directors unanimously recommends that you vote AGAINST this proposal.
     The Board and its Governance Committee have carefully considered this proposal and the arguments for and against a classified Board; and for the reasons set forth below, the Board has determined that it is in the best interests of the Company and its shareholders to maintain a classified Board structure.
     Protection Against Unfair and Abusive Takeover Tactics. The Board believes that the primary benefit of a classified Board is to reduce a corporation’s vulnerability to unfriendly or unsolicited takeover efforts that may not offer the greatest value to minority shareholders. The existence of a classified Board would not preclude a hostile acquisition; however, by preventing a sudden takeover of the entire Board it would encourage a potential acquirer to negotiate with the Board and would give the Board additional time and bargaining power to negotiate a better offer, as well as to consider alternative proposals that would promote shareholder value.
     The Company’s Certificate of Incorporation, which was approved by the shareholders, currently offers additional protection against an acquirer’s abusive tactics by providing that directors may be removed only for cause and only by at least an 80% affirmative vote of all outstanding shares, plus the vote of a majority of the outstanding shares which are not beneficially owned by a 10% shareholder. However, under Delaware law, where a Board is not classified directors may be removed at any time without cause by the vote of the holders of a majority of the outstanding shares. The Board therefore believes that despite the protections in the Certificate of Incorporation, if the Board were to become declassified a person acquiring a majority of the shares could immediately call a special meeting to replace the entire Board with its own directors regardless of the protections in the Certificate of Incorporation.
     Responsive Governance. The Board of Directors is firmly committed to good governance practices. It has implemented a variety of measures (discussed elsewhere in this proxy statement) to ensure an independent Board and a strong governance structure that is responsive to the interests of shareholders. Under the current Board structure, which the Company’s shareholders approved in 1981, approximately one-third of the directors stand for election each year, so that the entire Board can be replaced in the course of three annual meetings held over approximately two years. This gives longer-term shareholders the means to effect an orderly change should they desire to do so.
     Stability and Continuity. The Board also believes that three-year staggered terms help provide stability and continuity in the Company’s business strategies and policies and enhance long term planning, by ensuring that at any given time a majority of the Company’s directors will have prior experience on the Board and solid knowledge of the Company’s business. The Board values the wisdom and insight that comes with the knowledge of its directors. Staggered terms also help give new directors an opportunity to gain knowledge about the Company’s business from continuing directors.
     Commitment. Maintaining three-year terms also helps the Company attract director candidates who are interested in making a longer-term commitment to the Company and devoting the considerable time necessary to become familiar with the Company and its business, by assuring them of at least a three-year commitment. In the past three years, Spartech has taken the initiative to add three independent board members, each of whom has specific expertise that has enhanced our continuing effort to create value for our shareholders. The Company faces competition for qualified directors, and we believe that our ability to commit to these candidates for longer terms was important in acquiring their commitment and talent.
     Accountability. The Board does not believe that the proposal would increase the Board’s accountability to shareholders, because all directors are equally responsible for upholding their fiduciary duties to the Company and its shareholders regardless of their term of office.
     Effect of Proposal. Adoption of the proposal would not automatically declassify the Board; it is merely a request that the Board take the necessary steps to declassify the Board. Under Delaware law and the Company’s Bylaws, a formal amendment to the Company’s Bylaws would need to be adopted by at least an 80% affirmative vote of all outstanding shares, plus the vote of a majority of the outstanding shares which are not beneficially owned by a 10% shareholder. Regardless of the vote on this proposal, the Board, in exercising its fiduciary duties, must still independently consider whether it would be in the best interests of the Company and its shareholders to propose, or to recommend approval of, the necessary amendment.
The Board of Directors
unanimously recommends that shareholders vote
AGAINST this proposal (Item 3 on the Proxy Card).

PROPOSALS OF SHAREHOLDERS
     Proposals of shareholders intended for inclusion in the Company’s proxy statement for the 2008 Annual Meeting must be received by the Company no later than October 5, 2007. In addition, if a shareholder fails to notify the Company on or before December 24, 2007 of a proposal which such shareholder intends to present at the Company’s 2008 Annual Meeting other than through inclusion of such proposal in the Company’s proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.
     Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated.
By Order of the Board of Directors

/s/ Jeffrey D. Fisher
Jeffrey D. Fisher
February 2, 2007	Secretary

SPARTECH CORPORATION PROXY
2007 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints George A. Abd and Randy C. Martin, and each of them, with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Spartech Corporation (“the Company”) to be held at the Saint Louis Club, 7701 Forsyth Blvd., 16th Floor, Clayton, Missouri 63105, on Wednesday, March 14, 2007, commencing at 10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated January 31, 2007.
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2 AND AGAINST ITEM 3, AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
(Continued on the reverse side)

▼ FOLD AND DETACH HERE ▼

          PRINT AUTHORIZATION                          (THIS BOXED AREA DOES NOT PRINT)
To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
SIGNATURE:  ____________________ DATE: ____________________ TIME: __________
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
           Registered Quantity (common)      2040                 Broker Quantity      100

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote
FOR Items 1 and 2.

Item 1 - Election of Directors NOMINEES: 01 George A. Abd, 02 Edward J. Dineen and 03 Pamela F. Lenehan.	FOR all the nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all the nominees listed to the left ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the name in the list above.
The Board of Directors recommends a vote
AGAINST Item 3.

Item 3 - A Shareholder proposal urging the Board of Directors to take the necessary steps to eliminate the classification of directors and require that all directors stand for election annually, if properly presented at the meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Item 4 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein.

Item 2 - Ratification of selection of Independent Registered Public Accounting Firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

YOUR VOTE IS IMPORTANT TO US.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN
IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature	Date	Signature	Date
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE▼
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on March 13, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/seh
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.